Exhibit 99.1

NEWS RELEASE	March 4, 2021

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

Cass Information Systems, Inc. Names

Michael J. Normile New Chief Financial Officer

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, has tabbed Michael J. Normile as its new executive vice president (EVP) and chief financial officer (CFO). Normile, 45, succeeds P. Stephen Appelbaum, Cass EVP and CFO since 2006. Appelbaum, 63, will help manage the transition in coming months before retiring later this year.

Normile comes to Cass from FB Corporation/First Bank where he had been CFO since 2015. Normile joined First Bank in 2007 as controller and director of profit improvement and strategic development.

Prior to joining First Bank, Normile was a senior manager in the financial services audit practice of the St. Louis office of KPMG LLP for nine years. Cass was a client of KPMG during his tenure.

“Mike’s earlier exposure to Cass gives him a valuable perspective on where our company was compared to where it is today,” said Eric H. Brunngraber, Cass chairman and chief executive officer. “Additionally, his contributions to another well-respected St. Louis based company in First Bank are notable. We believe Mike is a great cultural fit for Cass and his experiences will contribute to our success, near term and in the future.”

Normile earned his bachelor’s degree in accounting from Saint Louis University and is a certified public accountant.

Normile is a director, executive committee member and treasurer of the St. Louis Foster and Adoptive Care Coalition. He is also a five-time consecutive winner of the Biz Dash 5k CEO Challenge.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing more than $60 billion annually on behalf of clients, and with total assets of $2.0 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

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